BRE FINANCIAL NEWS Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

FOR IMMEDIATE RELEASE

BRE PROPERTIES DECLARES COMMON DIVIDENDS

August 15, 2007 (San Francisco) - BRE Properties, Inc. (NYSE:BRE) today announced its board of directors approved regular common stock dividends for the quarter ending September 30, 2007. All common dividends will be payable on Friday, September 28, 2007 to shareholders of record on Friday, September 14, 2007.

The quarterly common dividend payment of $0.5375 is equivalent to $2.15 per common share on an annualized basis, and represents a yield of approximately 4.2% on today's closing price of $50.85 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

In a separate news release issued today, the company announced the redemption of its 8.08% Series B Preferred Stock, and information about the record and payment dates for the 6.75% Series C preferred dividend and the 6.75% Series D preferred dividend.

About BRE Properties
BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 81 apartment communities totaling 22,681 units in California, Arizona and Washington. The company currently has 11 other properties in various stages of development and construction, totaling 3,391 units, and joint venture interests in 10 additional apartment communities, totaling 2,948 units venture interests in nine additional apartment communities, totaling 2,672 units. As of 06/30/07.

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